Exhibit 10.11

CONSULTING SERVICES AGREEMENT

This Agreement, dated this 1st day of  January, 2005 between Stephen Goss, 36 W. 16th Avenue, Spokane, Washington 99203 (hereinafter referred to as Consultant), and Timberline Resources Corporation P.O. 5034, Spokane, WA 99205  (hereinafter referred to as Timberline).

WITNESSETH:

WHEREAS, Consultant has experience in administration of small companies and related activities; and

WHEREAS, Timberline desires to have available to itself the professional services of Consultant with respect to various matters;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.

Scope of Services – Consultant shall render such consulting and advisory services to Timberline at such times as shall be mutually agreed upon by Consultant and Timberline’s Representative during the term of this Agreement.  Consultant agrees to perform these services as set forth in Exhibit A, SCOPE of WORK, attached hereof and made a part hereof.

2.

Term of Agreement – This Agreement will commence on the date appearing above and shall continue in effect until December 31, 2005.  Either Consultant or Timberline may terminate this Agreement with or without cause by providing the other party a (10) ten day written notice of termination.

3.

Authorized Representative – Representative for Timberline shall be Paul Dircksen, or any representative selected by the Board of Directors of Timberline.   Representative for Consultant shall be Stephen Goss.

4.

Confidentiality – Timberline and Consultant acknowledge that during the performance of service Consultant may acquire, produce or become aware of certain confidential information pertaining to Timberline.  Consultant hereby agrees that during and for a period of one year form the expiration date of this Agreement to keep such matters in confidence, except what may come into the public domain through sources beyond control of Consultant, or as may be permitted in writing by Timberline, or required by law.  Consultant shall not to acquire or seek to acquire any mineral interests, for himself or the benefit or others, within a two mile area of influence surrounding any of Timberline’s mining properties, without the express written consent of Timberline.

5.

Standards of Performance – Consultant will deliver the services under this Agreement in a thorough, efficient and professional manner, promptly and with due diligence and care, and in accordance with the standard practices in the Consultant’s profession.

6.

Independent Contractor – Consultant represents that he is fully experienced, properly qualified, equipped, organized, and financed to perform the work and services under this Agreement.  Consultant shall act as an independent contractor, and nothing contained in this Agreement shall imply any contractual relationship of employment between Contractor and Timberline.

7.

Indemnity – Consultant agrees to indemnify and save harmless Timberline against any liabilities, arising from, or in consequence of, any negligent acts or omissions by the Consultant while performing services under the terms of this Agreement.

8.

Compensation – Timberline agrees to pay Consultant for professional services at the rate of US $40.00 per hour, to a maximum of $320 per day, regardless of the number of hours worked.   Applicable and properly incurred expenses shall be reimbursed at cost. Vehicle mileage shall be reimbursed at $0.34 per mile, or the current rate allowed by the Internal Revenue Service.  Consultant will itemize fees and expenses in a monthly invoice and Timberline will remit payment within 10 days of receiving invoice.

9.

Applicable Law – For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws of the State of Washington.

EXHIBIT  A

SCOPE OF WORK

Consultant shall perform Services as President of  Timberline Resources Corporation, in accordance with the oversight of the Board of Directors.  Consultant agrees , as follows:

•

To provide an office for the Company, and maintain the Corporate files and records;

•

To prepare and monitor agreements for property acquisition, file mining claims, and maintain compliance with State business regulations;

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To pay all bills, invoices and other obligations of the Company, and to work with the Secretary/Treasurer to insure that proper financial controls are in place

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To assist with investor relations, website preparation and corporate promotion;

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To investigate and evaluate methods of raising capital and to research the application process to list on higher level stock exchanges in the US and Canada